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                                                                      EXHIBIT 23

                  Consent of Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement Nos. 33-81276 (1994 Stock Option Plan), 333-92143 and 333-120685 (1999 Stock Option
Plan), and 33-97850 (Employee Stock Purchase Plan), each on Form S-8; and Registration Statement Nos. 33-94378 (Dividend Reinvestment Plan) and 333-124502 (Offering of Securities), each on Form S-3, of our reports dated March 10, 2006, with respect to the consolidated financial statements of Southwest Bancorp, Inc., Southwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Bancorp, Inc., included in the Annual Report (Form 10-K) of Southwest Bancorp, Inc. for the year ended December 31, 2005.


Ernst & Young LLP
Tulsa, Oklahoma
March 10, 2006